January 31, 2005

Nicholas II, Inc.

700 North Water Street

Suite 1010

Milwaukee, WI 53202

Re: Nicholas II, Inc.

Ladies and Gentlemen:

We have acted as counsel to Nicholas II, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland and registered under the Investment Company Act of 1940, as amended (the "1940 Act"), in connection with the preparation and filing of Post-Effective Amendment No. 23 to the Fund’s Registration Statement on Form N-1A to be filed under the Securities Act of 1933, as amended (the "Securities Act"), and the 1940 Act, with the Securities and Exchange Commission on or about January 31, 2005 ("Registration Statement"). The Registration Statement relates to the shares of common stock of the Fund, par value $0.01 per share ("Common Stock") registered under the Securities Act and the 1940 Act.

This opinion is being delivered in accordance with the requirements of Item 22(i) of Form N-1A under the Securities Act and the 1940 Act.

We have reviewed the Amended and Restated Articles of Incorporation and the By-Laws of the Fund and the Registration Statement. We also have examined such other corporate records, certified documents and other documents as we deem necessary for the purposes of this opinion and we have considered such questions of law as we believe to be involved. We have assumed without independent verification the genuineness of signatures and the conformity with originals of all documents submitted to us as copies. Based upon the foregoing, we are of the opinion that:

1. The Fund is validly incorporated under the laws of the State of Maryland, and has the corporate power to carry on its present business and is duly authorized to own its properties and conduct its business in those states where such authorization is presently required.

2. The Fund is authorized to issue up to two hundred million (200,000,000) shares of Common Stock, including those shares currently issued and outstanding.

3. The shares of Common Stock of the Fund to be offered for sale pursuant to the Registration Statement have been duly authorized and, upon the effectiveness of Post-Effective Amendment No. 23 to the Registration Statement and compliance with applicable federal and state securities laws and regulations, when sold, issued (within the limits authorized under the Articles of Incorporation of the Fund) and paid for as contemplated in the Registration Statement, such shares will have been validly and legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus comprising Part A and elsewhere in the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Michael Best & Friedrich LLP